Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of May 1, 2025 (the “Effective Date”), by and between Alternus Clean Energy, Inc., a Delaware limited liability company (the “Company”), and Assure Power, LLC, a Wyoming limited liability company (“Consultant”). The Company and Consultant are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to retain Consultant as an independent contractor on a non-exclusive basis to perform the Services (as defined below) for the Company, and Consultant is willing to perform such Services on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Services. Consultant shall provide the Company consulting services as explicitly set forth on Exhibit A hereto (collectively, the “Services”). Consultant shall have the ability to select the means, manner and method of performing these services. Consultant agrees to use its best efforts to promote Company’s interests, and to give Company the benefit of its experience, knowledge, and skills. Consultant shall have the right to perform the projects in such manner as Consultant deems appropriate. Consultant undertakes to perform services in a timely and professional manner and to devote such time, attention and skill to its duties under this Agreement as may reasonably be necessary to ensure the performance of the Services to the Company’s Chief Executive Officer’s satisfaction. Consultant shall make itself available and shall render such services at such times and places as mutually and reasonably agreed upon between the Company and Consultant. Consultant shall not delegate or subcontract its duties hereunder.

(a) Nothing herein shall be deemed to preclude Company from retaining the services of other persons or entities undertaking the same or similar services as those undertaken by Consultant hereunder or from independently developing or acquiring materials or programs that are similar to, or competitive with, the services.

2. Compensation. Upon the Effective Date, the Company’s parent company, Alternus Clean Energy, Inc., will issue of one million (1,000,000) shares of the Company’s restricted common stock to Consultant or its assigns in exchange for the Services. In addition, the Company and Consultant may agree upon additional compensation terms on a project by project basis.

3. Confidentiality.

(a) Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the Term (as defined below)), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish becomes publicly known or made generally available to the public after disclosure to Consultant through no wrongful action or inaction of Consultant.

(b) Nonuse and Nondisclosure. During and after the Term, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not: (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided, however, prior to such disclosure, Consultant shall provide prior written notice to the Company to allow the Company to seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant shall not put to commercial use or use in any way except for the benefit of Company any Confidential Information disclosed to Consultant or any Confidential Information developed by Consultant pursuant to this Agreement. Consultant agrees that Consultant’s obligations under this Section 3(b) shall continue after the Term.

(c) Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

(d) Third-Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the Term and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e) Acknowledgement. The Parties acknowledge 18 U.S.C. § 1833(b), which states as follows: “[a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Consultant shall have the right to: (1) disclose in confidence trade secrets to federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law; or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(f) Great loss and immediate and irreparable injury may be suffered by the Company if the Consultant should breach or violate any of the covenants and agreements set forth in this clause. The parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company’s interests.

4. Return of Company Materials. Upon the expiration or earlier termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, all Company property, including, but not limited to: (a) Confidential Information; (b) all electronically-stored Company information and passwords to access such information; (c) any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

5. Term; Termination.

(a) Term. The initial term of this Agreement (the “Term”) will begin on the Effective Date and will continue until the earlier of: (i) the date that is one (1) year following the Effective Date and (ii) termination as provided in Section 5(b). This Agreement shall automatically renew for additional one year terms unless ninety (90) day prior written notice is delivered by either Party to the other Party.

(b) Termination. Either Party may terminate this Agreement immediately: (x) upon the institution of bankruptcy or similar proceedings by or against the other Party, or any assignment or attempted assignment by the other Party for the benefit of creditors, or any appointment, or application for such appointment, of a receiver for a Party, (y) if the other Party materially breaches any term or provision of this Agreement; provided, that, if such breach is curable, the breaching Party shall have thirty (30) from being notified of such breach to cure the same, or (z) upon mutual agreement of the Parties.

(c) Survival. Upon any termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:

(i) the Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed prior to the termination date; and

(ii) Section 3 (Confidentiality), Section 4 (Return of Company Materials), Section 5 (Term; Termination), Section 6 (Restrictive Covenants), Section 8 (Indemnification), Section 9 (Limitation of Liability), Section 10 (Representations and Warranties), and Section 11 (Miscellaneous) will survive the expiration or earlier termination of this Agreement in accordance with their respective terms.

6. Restrictive Covenants. In the course of the provision of the Services, the Consultant is likely to obtain knowledge or trade secrets of the Company. Accordingly, Consultant agrees that during the term of this Agreement and for a period of two years from the date of the termination or expiry of the Agreement, Consultant shall not, without the prior written consent of the Company:

Directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person(s) who is or was at any time during the previous year an officer, director, representative, agent or employee of Company. If Consultant breaches this clause, it shall promptly pay to the Company a sum equal to the annual salary of the employee(s) in question (net of benefits) and the parties agree that this amount is a genuine pre-estimate of the loss that the Company is likely to suffer as a result of such breach.

The Consultant acknowledges and agrees that the restrictions set out in this clause are reasonable and necessary to protect the interests of the Company.

7. Relationship of the Parties.

(a) It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.

(b) Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance.

(c) Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

(d) The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401(k) participation and the Company will not be responsible for withholding or paying any income, payroll, social security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on your behalf. Consultant will be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

(e) If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

(f) Consultant shall be fully responsible for Consultant’s Personnel and fully indemnify the Company against any and all claims made by or on behalf of any member of Consultant’s Personnel.

8. Indemnification.

(a) Consultant agrees to indemnify and hold harmless the Company and its affiliates, and their respective directors, officers and employees, from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from, or in connection with, (a) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s Personnel; (b) a determination by a court or governmental agency that the Consultant is not an independent contractor of the Company; (c) any breach by Consultant or Consultant’s Personnel of any of the representations, warranties, or covenants contained in this Agreement; (d) any failure of Consultant or Consultant’s Personnel to perform the Services in accordance with all applicable laws, rules and regulations; and I any violation or claimed violation of a third party’s rights resulting, in whole or in part, from the Company’s use of the Inventions of Consultant under this Agreement.

(b) Company agrees to indemnify and hold harmless the Consultant and its affiliates, and their respective directors, officers and employees, from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from, or in connection with, any breach by Company of any of the representations, warranties, or covenants contained in this Agreement.

9. Limitation of Liability. IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.

10. Representations and Warranties. Consultant represents and warrants to the Company that: (a) Consultant has the required skill, experience, and qualifications to perform the Services, Consultant shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner and (b) Consultant shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services and (c) Consultant’s execution, delivery and performance of this Agreement will not violate or cause a breach of any existing employment, consultant or any other agreement, covenant, promise or any other duties by which Consultant is bound, including confidentiality obligations.

11. Miscellaneous.

(a) Compliance with the Law. During the performance of the Services, Consultant, at his own expense and at all times, shall comply with any and all laws and ordinances and any and all rules, regulations, and orders of public authorities applicable thereto, including, but not limited to, tax and social welfare laws, applicable worker’s compensation laws, unemployment insurance requirements, employer’s liability requirements, and minimum wage. Consultant shall file all reports required to be filed in the name of Consultant and pay all taxes, fees and charges required by laws, rules, regulations, and orders, and shall, without reimbursement by Company, indemnify Company against any and all liabilities and penalties by reason of any failure on the part of Consultant to comply with any such laws, orders, rules, and regulations.

(b) Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in the District of Delaware.

(c) Assignability. This Agreement will be binding upon Consultant and its permitted successors and permitted assigns, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

(d) Injunctive Relief and Damages. Consultant acknowledges and agrees that the covenants and obligations of Consultant set forth in Sections 3, 4, 5 and 10 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Consultant agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Consultant from committing any violation of the covenants and obligations referred to above. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity. Nothing contained in this Section shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation.

(e) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties, which shall have no further force or effect. Consultant represents and warrants that Consultant is not relying on any statement or representation not contained in this Agreement.

(f) Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

(g) Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

(h) Amendment; Waiver. No modification of, or amendment to, this Agreement, and no waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

(i) Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and delivered to such Party’s address for notice set forth on the signature page to this Agreement or, if no such address is provided, to the last address of such Party provided to the other Party and any such notice shall be deemed given: (i) when delivered, if given personally or by commercial messenger or courier service; (ii) three (3) business days after mailing, if delivered by U.S. registered or certified mail (return receipt requested) to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice; or (iii) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient.

(j) Attorneys’ Fees. In any court action at law or equity that is brought by a Party to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

(k) Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Company:

Alternus Clean Energy, Inc.
a Delaware company

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Director

Address:

17 State Street, Suite 4000
New York, NY 10004

Attention: Vincent Browne

Consultant:

ASSURE POWER, LLC,
a Wyoming limited liabilty company

By:	/s/ Gary Gray
Name:	Gary Gray

Address:

3233 Brookside Court
Tarpon Springs, FL 34688